Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna                                (312) 928-1901

FEBRUARY 27, 2013

Equity Residential Announces Closing of $9 Billion Archstone Acquisition

Chicago, IL – February 27, 2013 – Equity Residential (NYSE: EQR) today announced that the company and AvalonBay Communities, Inc. (NYSE: AVB) have completed their previously announced acquisition of the assets and liabilities of Archstone Enterprise LP (“Archstone”) from Lehman Brothers Holdings Inc. (“Lehman”), which consists principally of a portfolio of high-quality apartment properties in major markets in the United States. Under the terms of the agreement, Equity Residential has acquired approximately 60% of Archstone’s assets and liabilities and AvalonBay has acquired approximately 40% of Archstone’s assets and liabilities.

“This is an exciting day for Equity Residential and its shareholders as we add more than 21,000 high quality apartment units in our core markets to our platform and welcome more than 700 of the industry’s best people to our company,” said David J. Neithercut, Equity Residential’s President and CEO. “By funding a significant portion of this acquisition with proceeds from the sale of our non-core assets, we have nearly completed the total transformation of our portfolio. Going forward, our future earnings and shareholder return will be derived from the highest quality assets in the nation’s high-barrier coastal markets.”

Archstone Assets being acquired by Equity Residential

Equity Residential has acquired 71 wholly-owned stabilized operating properties, consisting of 20,160 apartment units and two partially-owned and unconsolidated stabilized operating properties consisting of 768 apartment units with a budgeted average monthly rent of $2,681 per unit; three master-leased properties containing 853 apartment units; and four projects in various stages of construction for 964 apartment units.

Summary of Operating Properties Being Acquired by Equity Residential:

Market	Properties	Units
Washington, D.C. Metro	25	7,922
San Francisco	13	4,384
Southern California	13	3,153
New York Metro	10	2,638
Boston	8	1,984
Seattle	4	904
South Florida	1	196
Atlanta	1	336
Phoenix	1	264

Total	76	21,781

Since the announcement of the transaction on November 26, 2012, Archstone has sold six properties that were allocated to Equity Residential as part of its purchase. These properties, consisting of 2,316 apartment units, were sold at an aggregate price of approximately $509.4 million and Equity Residential’s purchase price was adjusted accordingly.

A full list of the names, locations, number of apartment units and average rental rates of the properties being acquired will be available in the company’s Form 8-K to be filed with the SEC.

Equity Residential also acquired fourteen land sites for the potential development of approximately 4,318 apartment units. Six of these sites are located in the company’s core markets and will be held for future development. The remaining eight sites will likely be sold.

The following table depicts the company’s estimated investment in the operating properties, development properties and joint ventures:

Estimated Acquisition Value (in millions)
Consolidated stabilized assets	$8,473
Development properties under construction	26
Land held for future development and development rights	240
Net equity in unconsolidated joint ventures	222

Total	$8,961

Transaction Funding

Equity Residential has paid its portion of the transaction consideration with $2.016 billion in cash and the issuance of 34,468,085 common shares to the seller of the Archstone assets, which is an affiliate of Lehman. In addition, a total of $2.0 billion of Archstone secured mortgage principal was paid off in conjunction with the closing. The company’s cash purchase price was financed through a combination of approximately $575.0 million of cash on hand, approximately $1.6 billion of available borrowings under the company’s revolving credit facility, approximately $1.1 billion of proceeds from the disposition of non-core assets and approximately $750.0 million of bank term debt.

In addition, the company has assumed approximately $2.8 billion of consolidated secured debt, including $2.2 billion of Fannie Mae secured debt. A detailed schedule of the debt being assumed will be available in the company’s Form 8-K to be filed with the SEC.

Property Sale Update

Equity Residential has previously announced its intention to fund a significant portion of the Archstone acquisition with the proceeds from the sale of assets that are not part of the company’s long-term strategic plans and expects to sell approximately $4.0 billion of its non-core assets in 2013.

Since the Archstone transaction announcement on November 26, 2012, the company has sold 43 properties, consisting of 11,588 apartment units for an aggregate sale price of approximately $1.68 billion at a weighted average capitalization rate of 6.1%. Equity Residential currently has 39 properties, consisting of 11,621 apartment units, under contract for sale and expected to close in the next 75 days, for an aggregate sale price of approximately $1.9 billion. The properties that were sold and are under contract are located in the following markets:

		SOLD			UNDER CONTRACT
Market	Properties	Units	Sale Price (millions)	Properties	Units	Sale Price (millions)
Phoenix	11	3,321	$427.1	6	1,430	$168.3
Washington, D.C. Metro	8	2,264	$453.1	2	1,189	$390.8
Atlanta	2	338	$40.4	6	1,947	$232.1
Orlando	9	2,294	$254.0	1	280	$36.6
South Florida	4	1,001	$157.5	4	1,792	$248.5
Jacksonville	3	1,077	$114.9	3	1,040	$103.0
Southern California	1	336	$90.0	2	720	$180.8
Denver	—	—	—	5	1,211	$180.5
Seattle/Tacoma	3	542	$58.5	4	715	$72.1
Northern California	1	252	$59.5	2	459	$129.0
New York Metro	—	—	—	2	360	$99.2
Non-Boston New England	1	163	$22.3	2	478	$56.1

Total	43	11,588	$1,677.3	39	11,621	$1,897.0

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 446 properties located in 13 states and the District of Columbia, consisting of 127,814 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

Statements in this press release, and other statements that the company may make, including statements about the benefits of the acquisition of the Archstone portfolio, may contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding the management of the company’s expectations, beliefs and intentions. All forward-looking statements included in this communication are based on information available to the company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the company’s results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither the company nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the company’s control. These factors include, at a minimum: changes in laws or regulations; failure of the investment in the Archstone portfolio to perform as expected; inability to influence the operations and control of any portions of the Archstone portfolio held in a joint venture; and changes in general economic conditions. The company does not undertake any obligation (and the company expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information, please refer to the company’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.